RRBB
ACCOUNTANTS + ADVISORS

ROSENBERG RICH BAKER BERMAN, P.A. www.rrbb.com

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • Phone 908-231-1000 • Fax 908-231-6894

August 15, 2025

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Item 4.01 of Form 8-K of CareCloud, Inc. dated August 15, 2025 and are in agreement with the statements as they relate to our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

Rosenberg Rich Baker Berman, P.A.

ROSENBERG RICH BAKER BERMAN, P.A.